SNR Denton US LLP 101 JFK Parkway Short Hills, NJ 07078-2708 USA T +1 973 912 7100 F +1 973 912 7199 snrdenton.com

April 25, 2012

Board of Directors

CNS Response, Inc.

85 Enterprise, Suite 410

Aliso Viejo, CA 92656

Re:	Amendment No. 4 to Registration Statement on Form S-1

Ladies and Gentlemen:

In our capacity as counsel to CNS Response, Inc., a Delaware corporation (the “Company”), we have been asked to render this opinion in connection with the registration statement on Form S-1 (File No. 333-173934) as amended to date and as being amended contemporaneously herewith (as so amended, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), covering the sale of up to 2,875,000 shares (the “Shares”) of common stock, par value $0.001 per share, of the Company (the “Common Stock”).

We are delivering this opinion to you at your request in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with rendering this opinion, we have examined and are familiar with (i) the Company’s Certificate of Incorporation, as amended, (ii) the Company’s By-Laws, as amended, (iii) the Registration Statement, (iv) corporate proceedings of the Company relating to the Shares, and (v) such other instruments and documents as we have deemed relevant under the circumstances.

In making the aforesaid examinations, we have assumed the genuineness of all signatures and the conformity to original documents of all copies furnished to us as original or photostatic copies. We have also assumed that the corporate records furnished to us by the Company include all corporate proceedings taken by the Company to date.

Based upon the foregoing and subject to the assumptions and qualifications set forth herein, we are of the opinion that the Shares have been duly authorized, and are validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the United States of America and Delaware corporate law (which includes the Delaware General Corporation Law and applicable provisions of the Delaware constitution, as well as reported judicial opinions interpreting same), and we do not purport to express any opinion on the laws of any other jurisdiction.

We hereby consent to the use of our opinion as an exhibit to the Registration Statement and to the reference to this firm and this opinion under the heading “Legal Matters” in the prospectus comprising a part of the

CNS Response, Inc.

April 25, 2012

Registration Statement and any amendment thereto. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ SNR Denton US LLP